United States securities and exchange commission logo





                     May 6, 2020

       Michael W. Nall
       President and Chief Executive Officer
       Biocept, Inc.
       5810 Nancy Ridge Drive
       San Diego, CA 92121

                                                        Re: Biocept, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 20,
2020
                                                            File No. 001-36284

       Dear Mr. Nall:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Charles Bair